Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Celgene Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Celgene Corporation of our reports dated February 11, 2016, with respect to the consolidated balance sheets of Celgene Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2015, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015.

Our report dated February 11, 2016 on the consolidated financial statements refers to the Company’s adoption on a prospective basis of FASB Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes which requires all deferred tax assets, liabilities and associated valuation allowances to be classified as non-current.

/s/ KPMG LLP

Short Hills, New Jersey

July 28, 2016